Exhibit 99.1

News Release	Zep Inc. 1310 Seaboard Industrial Blvd., NW Atlanta, GA 30318 www.zepinc.com

Company Contact:

Jill Gilmer

Zep Inc.

404-605-8614

Zep Inc. Reports Strong Third Quarter Revenue and Earnings Growth

Acquisition-Related Revenues and Stabilizing Core End-Markets Drive Significant

Year-Over-Year Revenue Growth

•	Third quarter revenue of $153.0 million represents a 24% increase over the prior year period

•	Third quarter adjusted diluted EPS increased to $0.30 — a $0.05 increase over last year

•	Integration of Amrep acquisition remains on schedule and now expected to deliver annualized synergies of nearly $6.0 million beginning in fiscal 2011

•	Debt, net of cash, was reduced by $6.9 million during the third quarter of fiscal 2010

Atlanta, GA, June 28, 2010 – Zep Inc. (NYSE:ZEP), a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions, today announced financial results for the three and nine month periods ended May 31, 2010. Zep reported net income during the quarter ended May 31, 2010 of $5.2 million, or $0.23 per diluted share, which included $1.4 million, or $0.07 per diluted share, of costs pertaining to restructuring initiatives and the increased basis of acquired inventories. The Company reported net income in the third quarter of the prior year of $5.4 million, or $0.25 per diluted share. The following table provides a reconciliation of adjusted earnings per diluted share to reported diluted earnings per share:

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Reported (GAAP) Diluted Earnings Per Share	$0.23	$0.25	$0.51	$0.14
Restructuring Charges	0.06	—	0.07	0.09
Acquisition Costs	—	—	0.04	—
Incremental expense due to increased basis of acquired inventories	0.01	—	0.02	—

Adjusted Diluted Earnings Per Share(a)	$0.30	$0.25	$0.65	$0.23

(a)

This non-GAAP financial information is provided to enhance the reader’s overall understanding of the Company’s current financial performance. A more detailed reconciliation and discussion of Non-GAAP measures used throughout this document is provided within the pages that follow.

John K. Morgan, Chairman, President and Chief Executive Officer, stated, “We are pleased to report strong third quarter and year-to-date results that represent a significant improvement when compared to prior year periods. This level of performance is a result of operating initiatives implemented last year to reduce costs and improve productivity, and the acquisition of Amrep, which saw strong sales performance across all channels and continued to positively impact our operating results. As previously discussed, we remain committed to our long-term strategic initiatives and continue to take the measures necessary to improve our operations. To this end, we announced the consolidation of six facility locations during the quarter, and we are focused on further streamlining the organization to reduce operating costs. Furthermore, we intend to continue profitably growing our business both organically and through acquisitions.”

Third Quarter Results

Net sales totaled $153.0 million in the third quarter of fiscal 2010 compared with $123.0 million in the third quarter of fiscal 2009, an increase of $30.1 million or 24.4%. Acquisition-related revenues comprised $29.3 million of the current quarter’s net sales. Excluding acquisition-related revenues, the Company experienced sequential quarterly volume improvement compared with the second fiscal quarter of 2010. While demand in the majority of the Company’s end markets remains soft, the rate of year-over-year volume decline has improved as volume in the third quarter of fiscal 2010 was only $2.6 million less compared with the third quarter of last fiscal year. Foreign currency translation on international sales and higher selling prices favorably impacted total net sales by $2.5 million and $0.9 million, respectively.

Adjusted gross profit increased $9.6 million, or 14%, to $75.9 million during the third quarter of fiscal 2010, compared with $66.3 million in the year-ago period. Adjusted gross profit margin fell 430 basis points to 49.6% during the third quarter. The decline was attributable to the impact on sales and product mix resulting from the addition of Amrep, which negatively impacted gross profit margin by approximately 610 basis points. The Amrep acquisition significantly altered the Company’s margin structure due to the increased percentage of revenues sold through the distribution and retail channels.

The impact on gross profit and gross profit margin of the Amrep acquisition was partially offset by lower comparative raw material costs of approximately $2.7 million or 180 basis points. While the Company has benefited from lower raw material costs in the past year, raw material costs have experienced upward pressure during the second and third quarters of fiscal 2010. To mitigate the impact of rising raw material costs, the Company has announced price increases, and it continues to evaluate new raw material suppliers.

The Company incurred incremental selling, distribution, and administrative (“SD&A”) expenses related to newly acquired operations. The impact of higher amortization and depreciation expense due to purchase accounting is estimated to be approximately $2.2 million on an annual basis. The Company recorded a restructuring charge of $2.0 million during the third quarter of fiscal 2010 related primarily to employee severance costs as the Company continues to consolidate facilities and streamline its operations. The Company did not record restructuring charges during the three month period ended May 31, 2009.

SD&A expenses as a percentage of net sales were 460 basis points lower than the prior year period. This favorable trend is due to the inclusion of Amrep and its affect on Zep’s overall cost structure as well as from previously enacted restructuring initiatives undertaken to reduce the breakeven point of the business. The Company has been able to leverage its reduced cost structure to further invest in sales and marketing resources, as well as to reinstitute benefit programs and fund employee incentive programs that are designed to reward performance.

Adjusted operating profit increased $2.6 million, or 29.5%, in the third quarter of fiscal 2010 to $11.4 million from $8.8 million in the third quarter of fiscal 2009. Adjusted operating profit margins were 7.5% in the third quarter of fiscal 2010 compared with 7.2% in the comparative period a year ago.

Summary of Cash Flows

Net cash provided by the Company’s operating activities totaled $15.2 million during the first nine months of fiscal 2010 compared with $7.4 million in the same prior year period. The $7.8 million improvement in cash flow generation was driven, in part, by substantial improvement in year-over-year operating results. We invested $7.7 million in the first nine months of fiscal 2010, primarily for building improvements, machinery, equipment, and information technology. Management continues to estimate that capital expenditures could range between $10 million and $12 million during fiscal 2010.

Mr. Morgan concluded, “I am pleased with our comparative year-to-date performance and with the many opportunities and synergies provided by the Amrep acquisition. Even though some of the macro-economic indicators have improved or stabilized, demand remains soft across a number of our end-markets. We remain committed to managing overhead costs as we continue to make investments in profitable growth consistent with our strategic plan, which is designed to create value for all stakeholders.”

* * *

The unaudited consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”) are supplemented by a table of adjusted operating results, which includes non-GAAP financial information that may or may not be referenced in this press release, including adjusted gross profit, adjusted operating profit, adjusted net income, and adjusted diluted earnings per share. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance and prospects for the future. Specifically, management believes the non-GAAP financial information provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual and not indicative of the Company’s core operating results. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP. Moreover, this non-GAAP information may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial information included in this earnings release has been reconciled to the nearest GAAP measure in the tables at the end of this press release.

A full discussion of the Company’s long-term objectives and financial goals may be found in its Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Forms 10-K and 10-Q are available via the Company’s website at www.zepinc.com.

Conference Call

As previously announced, the Company will host a conference call to discuss the third fiscal quarter’s operating results Tuesday, June 29, 2010 at 8:30 AM ET. The call will be webcast and may be accessed through the Company’s website at www.zepinc.com or by dialing in at (719) 325-4768, access code: 4371478. A replay of the call will be posted to the website within two hours of completion of the conference call.

About Zep Inc.

Zep Inc. is a leading producer, marketer, and service provider of a wide range of cleaning and maintenance solutions for commercial, industrial, institutional, and consumer end-markets. Zep Inc.’s product portfolio includes anti-bacterial and industrial hand care products, cleaners, degreasers, deodorizers, disinfectants, floor finishes, sanitizers, and pest and weed control products, as well as high performance products and professional grade chemical products for the automotive, fleet maintenance, industrial/MRO supply, institutional supply and motorcycle markets through newly acquired Amrep, Inc. The Company markets these products and services under well recognized and established brand names, such as Zep(R), Zep Commercial(R), Zep Professional(TM), Enforcer(R), National Chemical(R), Selig(TM), Misty(R), Next Dimension(TM), Petro(R), i-Chem(R) and a number of private labeled brands, some of which have been in existence for more than 100 years. Zep Inc.’s headquarters are in Atlanta, Georgia. Visit the company’s website at www.zepinc.com.

* * *

This release contains, and other written or oral statements made by or on behalf of Zep may include, forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, the Company, or the executive officers on the Company’s behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC or in connection with oral statements made to the press, potential investors or others. Specifically, forward-looking statements may include, but are not limited to statements relating to our future economic performance, business prospects, revenue, income, and financial condition; and statements preceded by, followed by, or that include the words “expects,” “believes,” “intends,” “will,” “anticipates,” and similar terms that relate to future events, performance, or results of the Company. Examples of forward-looking statements in this press release include but are not limited to: statements regarding the economic environment and the impact this environment has had or could have on our current and/or future financial results; statements regarding acquisition-related synergies and benefits that may be realized in the coming months and the next fiscal year; statements regarding investments that may be made in the future to grow the business, either organically or otherwise, in accordance with our strategic plan, or that may be made for other purposes; and statements and related estimates concerning the benefits that the execution of our strategic initiatives are expected to have on future financial results.

The Company’s forward-looking statements are subject to certain risks and uncertainties that could cause actual results, expectations, or outcomes to differ materially from our historical experience as well as management’s present expectations or projections. These risks and uncertainties include, but are not limited to:

•	customer and supplier relationships and prices;

•	competition;

•	ability to realize anticipated benefits from strategic planning initiatives and timing of benefits;

•	market demand; and

•	litigation and other contingent liabilities, such as environmental matters.

A variety of other risks and uncertainties could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. A number of those risks are discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended August 31, 2009, which is incorporated herein by reference.

Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

* * *

Zep Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	MAY 31, 2010	AUGUST 31, 2009
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$12,634	$16,651
Accounts receivable, less reserve for doubtful accounts of $3,816 at May 31, 2010 and $4,955 at August 31, 2009	93,453	85,060
Inventories	57,749	39,618
Prepayments and other current assets	6,583	6,772
Deferred income taxes	14,072	7,859

Total Current Assets	184,491	155,960

Property, Plant, and Equipment, at cost:
Land	5,002	3,289
Buildings and leasehold improvements	61,640	56,191
Machinery and equipment	101,035	84,940

Total Property, Plant, and Equipment	167,677	144,420
Less accumulated depreciation and amortization	95,322	89,945

Property, Plant, and Equipment, net	72,355	54,475

Other Assets:
Goodwill	53,541	31,863
Identifiable intangible assets	30,697	77
Deferred income taxes	5,131	5,989
Other long-term assets	1,423	1,254

Total Other Assets	90,792	39,183

Total Assets	$347,638	$249,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$15,000	$12,000
Accounts payable	49,760	41,062
Accrued compensation	18,730	15,398
Other accrued liabilities	23,556	25,064

Total Current Liabilities	107,046	93,524
Long-term debt, less current maturities	80,650	28,650

Deferred income taxes	14,600	371

Self-insurance reserves, less current portion	6,676	7,262

Other long-term liabilities	19,584	10,546

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 21,296,482 issued and outstanding at May 31, 2010, and 21,159,127 issued and outstanding at August 31, 2009	212	212
Paid-in capital	83,807	80,034
Retained earnings	23,842	15,061
Accumulated other comprehensive income items	11,221	13,958

Total Stockholders’ Equity	119,082	109,265

Total Liabilities and Stockholders’ Equity	$347,638	$249,618

Zep Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per-share data)

	THREE MONTHS ENDED MAY 31,		NINE MONTHS ENDED MAY 31,
	2010	2009	2010	2009
Net Sales	$153,041	$122,961	$407,142	$366,729
Cost of Products Sold	77,489	56,659	201,722	173,895

Gross Profit	75,552	66,302	205,420	192,834
Selling, Distribution, and Administrative Expenses	64,449	57,479	181,966	182,733
Restructuring Charge	1,951	—	2,350	3,009
Acquisition Costs	—	—	1,550	—

Operating Profit	9,152	8,823	19,554	7,092
Other Expense:
Interest expense, net	555	370	1,284	1,372
Loss (gain) on foreign currency transactions	38	(231)	45	981
Miscellaneous (income) expense, net	(69)	10	(90)	29

Total Other Expense	524	149	1,239	2,382

Income before Provision for Income Taxes	8,628	8,674	18,315	4,710
Provision for Income Taxes	3,394	3,267	6,923	1,790

Net Income	$5,234	$5,407	$11,392	$2,920

Earnings Per Share:
Basic Earnings per Share	$0.24	$0.25	$0.52	$0.14

Basic Weighted Average Number of Shares Outstanding	21,324	21,117	21,247	21,033

Diluted Earnings per Share	$0.23	$0.25	$0.51	$0.14

Diluted Weighted Average Number of Shares Outstanding	21,857	21,264	21,716	21,236

Dividends Declared per Share	$0.04	$0.04	$0.12	$0.12

Zep Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	NINE MONTHS ENDED MAY 31,
	2010	2009
Cash Provided by (Used for) Operating Activities:
Net income	$11,392	$2,920
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	7,260	5,023
Deferred income taxes	945	(38)
Excess tax benefits from share-based payments	(251)	(971)
Other non-cash charges	3,134	2,238
Change in assets and liabilities:
Accounts receivable	(1,624)	13,585
Inventories	(2,084)	8,575
Prepayments and other current assets	1,019	(4,471)
Accounts payable	69	(10,786)
Accrued compensation and other current liabilities	(3,342)	(10,311)
Self-insurance and other long-term liabilities	(1,247)	963
Other assets	(102)	716

Net Cash Provided by Operating Activities	15,169	7,443

Cash Provided by (Used for) Investing Activities:
Purchases of property, plant, and equipment	(7,700)	(5,795)
Acquisition of Amrep, Inc., net of cash acquired	(63,511)	—
Other investing activities	—	121

Net Cash Used for Investing Activities	(71,211)	(5,674)

Cash Provided by (Used for) Financing Activities:
Proceeds from revolving credit facility	129,000	60,100
Repayments of borrowings from revolving credit facility	(89,000)	(68,300)
Proceeds from receivables facility	15,000	—
Employee stock purchase plan issuances	255	549
Excess tax benefit from share-based payments	251	971
Dividend payments	(2,611)	(2,598)

Net Cash Provided by (Used for) Financing Activities	52,895	(9,278)

Effect of Exchange Rate Changes on Cash	(870)	(406)

Net Change in Cash and Cash Equivalents	(4,017)	(7,915)
Cash and Cash Equivalents at Beginning of Period	16,651	14,528

Cash and Cash Equivalents at End of Period	$12,634	$6,613

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES

(Unaudited; In thousands, except per-share data)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Reported (GAAP) Gross Profit	$75,552	$66,302	$205,420	$192,834
Incremental expense due to increased basis of acquired inventories(a)	325	—	850	—

Adjusted Gross Profit	$75,877	$66,302	$206,270	$192,834

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Reported (GAAP) Operating Profit	$9,152	$8,823	$19,554	$7,092
Incremental expense due to increased basis of acquired inventories(a)	325	—	850	—
Restructuring charges(b)	1,951	—	2,350	3,009
Acquisition costs(c)	—	—	1,550	—

Adjusted Operating Profit	$11,428	$8,823	$24,304	$10,101

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Reported (GAAP) Net Income	$5,234	$5,407	$11,392	$2,920
Incremental expense due to increased basis of acquired inventories(a)	202	—	528	—
Restructuring charges(b)	1,213	—	1,461	1,888
Acquisition costs(c)	—	—	964	—

Adjusted Net Income	$6,649	$5,407	$14,345	$4,808

	Three Months Ended May 31,		Nine Months Ended May 31,
	2010	2009	2010	2009
Reported (GAAP) Diluted Earnings Per Share	$0.23	$0.25	$0.51	$0.14
Incremental expense due to increased basis of acquired inventories(a)	0.01	—	0.02	—
Restructuring charges(b)	0.06	—	0.07	0.09
Acquisition costs(c)	—	—	0.04	—

Adjusted Diluted Earnings Per Share	$0.30	$0.25	$0.65	$0.23

(a)

Under the purchase method of accounting, the total purchase price for Amrep has been allocated to Amrep’s net tangible and intangible assets based on their estimated fair values as of the January 4, 2010 closing date of the acquisition. The estimated fair value of acquired finished goods inventories exceeded the historical net book value for such goods by $0.9 million. As a result of this step-up in asset basis, the Company recognized an increase of cost of goods sold totaling $0.5 million in the last two months of the second fiscal quarter of 2010, and $0.3 million during the three months ended May 31, 2010.

Zep Inc.

RECONCILIATION OF NON-GAAP MEASURES (continued)

(Unaudited; In thousands, except per-share data)

(b)

In the first quarter of fiscal 2010, Zep recorded a pretax restructuring charge of $0.4 million for costs associated with facility consolidations. In the third quarter of fiscal 2010, Zep recorded a pretax restructuring charge of $2.0 million for costs associated with employee severances. During the first quarter of fiscal 2009, Zep’s management initiated actions necessary to reduce non-sales headcount by 5%. Accordingly, Zep recorded a net pretax charge of $1.9 million during the first fiscal quarter of 2009. This charge was entirely composed of severance related costs. In the second quarter of fiscal 2009, the Company recorded a charge of $1.1 million as it exited two facilities, and, in accordance with restructuring-related accounting rules, adjusted sub-lease rental income assumptions associated with a leased facility exited during the third quarter of fiscal 2008.

(c)

Included within these amounts are costs associated with advisory, legal and other due diligence-related services incurred in connection with acquisition-related activity. All such costs were expensed as incurred pursuant to purchase accounting.